Exhibit 10.3

NATIONAL OILWELL VARCO, INC.

LONG-TERM INCENTIVE PLAN

PERFORMANCE AWARD AGREEMENT

Grantee:

Date of Grant:

“Target Level” Shares that may be earned:

1. Notice of Grant. National Oilwell Varco, Inc. (the “Company”) is pleased to notify you that you have been granted a Performance Award (“Award”) equal to the above aggregate number of shares of Common Stock of the Company pursuant to the National Oilwell Varco, Inc. Long-Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and this Agreement. For purposes of paragraph 4(a)(v) of your Employment Agreement dated as of                     , the Award referenced herein will be considered “performance-based restricted stock.”

2. Performance Period and Performance Criteria. The Award’s performance period (“Performance Period”) and criteria (“Performance Criteria”) are set forth in Exhibit A to this Agreement. The Performance Criteria have been established by the Committee, which shall determine and certify whether such criteria have been satisfied.

3. Payment.

(a) Subject to the provisions of this Agreement and the Plan, following the end of the Performance Period, you shall be entitled to receive a payment of a number of shares of Common Stock of the Company based on the level of achievement of the Performance Criteria set forth on Exhibit A hereto during the Performance Period, as determined and certified by the Committee in writing, such number of shares not to exceed the maximum level of shares set forth on Exhibit A. The payment of such number of shares shall be made not earlier than January 1, 2019 and not later than March 15, 2019 or such other time as complies with Code Section 409A. If it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended accordingly.

(b) Distributions on a share of Common Stock (including dividends) underlying the Award shall accrue and be held by the Company without interest until the Award with respect to which the distribution was made becomes vested or is forfeited and then paid to you or forfeited, as the case may be.

(c) In the event of your Involuntary Termination (as defined below), the Performance Criteria for the full Performance Period shall be deemed satisfied at the target level. The Committee shall certify that such Performance Criteria have been satisfied at such level and provide for the payment of the target level of shares of Common Stock at or prior to your Involuntary Termination. As used in this paragraph, “Involuntary Termination” means your termination from employment with the Company on or within twelve months following a Change of Control (as defined in the Plan) that is either (i) initiated by the Company for reasons other than (a) your gross negligence or willful misconduct in the performance of your duties with the Company or (b) your final conviction of a felony or a misdemeanor involving moral turpitude, or (ii) initiated by you after (a) a reduction by the Company of your authority, duties or responsibilities immediately prior to the Change of Control (excluding for this purpose (A) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of your offices, titles and reporting requirements, or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you), (b) a reduction of your base salary or total compensation as in effect immediately prior to the Change of Control (total compensation means for this purpose: base salary, participation in an annual bonus plan, and participation in a long-term incentive plan), or (c) your transfer, without your express written consent, to a location which is outside the general metropolitan area in which your principal place of business immediately prior to the Change of Control may be located or the Company’s requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control.

(d) Upon termination of your employment for any reason other than as provided in subparagraph (c) above, the Award shall be automatically cancelled and forfeited without payment.

4. Status of Shares of Common Stock. You agree that any shares of Common Stock distributed to you pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (a) any certificates representing such shares may bear such legend or legends as the Committee in its sole discretion deems appropriate in order to assure compliance with applicable securities laws and (b) the Company may refuse to register the transfer of such shares on the stock transfer records of the Company, and may give related instructions to its transfer agent, if any, to stop registration of such transfer, if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law. In the Company’s sole discretion, any shares of Common Stock distributed to you pursuant to this Agreement may be evidenced by an electronic book entry account in your name created by the Company’s transfer agent. You shall not have any voting rights with respect to any share of Common Stock underlying the Award until such share is distributed to you in accordance with the terms of this Agreement.

5. Entire Agreement; Governing Law. The Award shall be governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by the Company and you. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the state of Texas.

6. Withholding of Tax. To the extent that payment of the Award results in compensation income to you for federal or state income tax purposes, unless other arrangements have been made by you that are acceptable to the Company, the Company is authorized to withhold from any shares of Common Stock distributable to you under this Agreement a number of such shares having an aggregate fair market value that does not exceed the amount of taxes required to be withheld by reason of such resulting compensation income. No delivery of shares of Common Stock shall be made under this Agreement until you have paid or made arrangements approved by the Company to satisfy in full the applicable tax withholding requirements of the Company related to the payment of the Award.

7. Forfeiture in Certain Circumstances (“Clawback”). The Committee may, at its sole discretion, terminate this Award if it determines that the recipient of the Award has engaged in material misconduct. For purposes of this Clawback provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Award Agreements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

NATIONAL OILWELL VARCO, INC.

By:
Name:
Title:

[NAME]

Signature

Exhibit A

Performance Period and Criteria

Performance Period: January 1, 2016 to December 31, 2018

Performance Criteria:

This Award is based entirely on the Company’s Total Shareholder Return (“TSR”) as measured against the TSR of the constituents of the OSX Index. Such comparison will be based on a percentile approach as detailed below with any payment based on linear interpolation between threshold and maximum levels. TSR for the Company and the OSX comparator group to be calculated over the entire 3-year Performance Period (using a 30-day averaging period for the first 30 calendar days and the last 30 calendar days of the Performance Period to mitigate the effect of stock price volatility). TSR calculation to assume reinvestment of dividends. Comparator companies that file for bankruptcy or delist at any time during the Performance Period will remain in the OSX comparator group with a TSR that places such companies at the bottom of the percentile rankings. Comparator companies that are acquired (including by merger) during the Performance Period will be removed from the OSX comparator group. The Award will be not earned if the Company’s performance during the Performance Period is below the threshold level of the Performance Criteria as described below.

Level	Percentile Rank vs. Comparator Group	Payout Percentage*
Maximum	75th Percentile and above	200% of Target Level
Target	50th percentile	100% of Target Level
Threshold	25th percentile	50% of Target Level
	Below 25th percentile	0%

*	Based on the Target Level shares set forth on the first page of this Agreement.